Exhibit 99.1

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS;
EPS $0.74 EXCLUDING DEBT PREPAYMENT COSTS;
RAISES 2012 GUIDANCE AND PROVIDES 2013 GUIDANCE

WELLINGTON, FL, October 23, 2012 – B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables, today announced third quarter 2012 financial results.

THIRD QUARTER 2012 HIGHLIGHTS VERSUS THIRD QUARTER PRIOR YEAR

•	Revenues of $766.7 million increased 20.6 percent.

•
Operating earnings, adjusted to exclude acquisition, integration and transition (AIT) costs, were $138.9 million, an increase of 23.9 percent, and adjusted operating margin of 18.1 percent increased 50 basis points.  Operating earnings, on a GAAP basis to include AIT costs, were $134.3 million.

•
During the quarter, the Company strengthened its balance sheet by issuing $800 million of senior unsecured notes due 2022, priced to yield 4.9 percent, and redeemed its $600 million issue of 8.5 percent senior unsecured notes due 2018.  In connection with the third quarter notes redemption, the Company recorded debt prepayment costs of $82.1 million or $0.56 per diluted share.

•
Net earnings and earnings per diluted share, adjusted to exclude both one-time debt prepayment costs and AIT costs, were $79.2 million and $0.77 per diluted share, increases of 21.1 percent and 20.3 percent, respectively.

•	Net earnings and earnings per diluted share, on a GAAP basis to include one-time debt prepayment costs and AIT costs, were $18.5 million and $0.18 per share, respectively.

•
The Company expects full-year 2012 EPS of approximately $2.82 per diluted share, inclusive of AIT costs but exclusive of debt prepayment costs, representing a year-over-year increase of approximately 26 percent.

•	The Company established its full-year 2013 guidance of approximately $3.38 per diluted share, representing a year-over-year increase of 20 percent.

THIRD QUARTER CONSOLIDATED RESULTS

Third quarter 2012 revenues of $766.7 million increased $130.7 million, or 20.6 percent, as compared with the same period of the prior year.  Organic revenue growth, excluding 2012 acquisitions, was 10.5 percent.

Operating earnings, adjusted to exclude $4.6 million of AIT costs, were $138.9 million, an increase of 23.9 percent, and operating margin of 18.1 percent increased 50 basis points as compared to the prior year period.  The growth in operating earnings and the improvement in operating margin occurred primarily as a result of operating leverage at the higher sales volume and ongoing operational efficiency initiatives.  Operating earnings, on a GAAP basis to include AIT costs, were $134.3 million or 17.5 percent of sales.

Net earnings and earnings per diluted share, adjusted to exclude both one-time debt prepayment costs and AIT costs, were $79.2 million and $0.77 per diluted share, increases of 21.1 percent and 20.3 percent, respectively, as compared to the prior year period.  Net earnings and net earnings per diluted share, adjusted to exclude the one-time debt prepayment costs, were $76.0 million and $0.74 per diluted share.

Commenting on the Company’s third quarter 2012 performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “Our revenue growth continues to be driven primarily by the robust new aircraft delivery cycle.  Approximately 61 percent of third quarter revenues were driven by demand for products for new-buy aircraft reflecting both robust new aircraft deliveries and weaker aftermarket demand. In addition, as a result of our operational outperformance which has resulted in record operating earnings for the nine-month year-to-date period, and successfully executed tax planning initiatives we have been able to raise our 2012 earnings guidance to $2.82 per share.  The $2.82 per share guidance represents a $0.17 per share increase as compared to our original guidance of $2.65 per share.”

“For 2013, we are expecting top line growth of approximately 10 percent driven primarily by the demand for our products for new-buy aircraft.  Our initial 2013 guidance of approximately 10 percent revenue growth and approximately 20 percent earnings per share growth is based primarily on our high quality backlog and the expectation of strong wide-body deliveries that are expected to continue for the next several years. We believe we are well positioned to generate double-digit revenue growth for the next several years, based on our total backlog of $8.25 billion, both booked and awarded but unbooked, rapidly growing revenues from our supplier furnished equipment (SFE) program deliveries, our expectation for a 14 percent CAGR in wide-body aircraft deliveries over the next three years, the expectation for continued growth in global passenger travel, and the attendant increases in capacity.”

THIRD QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

REVENUES
Three Months Ended September 30,
($ in millions)
Segment	2012	2011	% Change
Commercial aircraft	$385.6	$333.1	15.8%
Consumables management	295.8	238.7	23.9%
Business jet	85.3	64.2	32.9%
Total	$766.7	$636.0	20.6%

OPERATING EARNINGS
Three Months Ended September 30,
($ in millions)
Segment	2012	2011	% Change
Commercial aircraft	$67.3	$56.6	18.9%
Consumables management *	59.2	47.6	24.4%
Business jet	12.4	7.9	57.0%
Total	$138.9	$112.1	23.9%

* 2012 consumables management operating earnings adjusted to exclude AIT costs of $4.6 million

Third quarter 2012 commercial aircraft segment (CAS) operating earnings of $67.3 million increased 18.9 percent as compared with the prior year period.  Operating margin of 17.5 percent expanded 50 basis points, due to leverage at the higher revenue level and ongoing operational efficiency initiatives.

Third quarter 2012 consumables management segment (CMS) operating earnings, adjusted to exclude AIT costs, were $59.2 million an increase of 24.4 percent as compared with the prior year period. Operating margin, adjusted to exclude AIT costs, was 20.0 percent and expanded 10 basis points.  On a GAAP basis, to include AIT costs of $4.6 million, operating earnings were $54.6 million.

Third quarter 2012 business jet segment (BJS) operating earnings of $12.4 million increased 57.0 percent as compared with the prior year period. Operating margin of 14.5 percent expanded 220 basis points as compared with the prior year period, reflecting the 32.9 percent increase in revenues, an improved mix of revenues and ongoing operational improvements.

NINE MONTH CONSOLIDATED RESULTS

For the nine months ended September 30, 2012, revenues of $2.28 billion increased 23.7 percent as compared with the prior year period while operating earnings, adjusted to exclude AIT costs, were $415.0 million, and increased 30.1 percent.  Operating margin, adjusted to exclude AIT costs, was 18.2 percent and expanded 90 basis points as compared with the prior year period.  Operating earnings, on a GAAP basis to include AIT costs, were $401.9 million or 17.6 percent of sales.

Net earnings and earnings per diluted share for the nine months ended September 30, 2012, adjusted to exclude both debt prepayment costs and AIT costs, were $225.2 million and $2.19 per share, increases of 32.1 percent and 31.1 percent, respectively, as compared to the prior year period. Net earnings and earnings per diluted share for the nine months ended September 30, 2012, adjusted to exclude debt prepayment costs, were $216.0 million and $2.10 per share.

On a GAAP basis to include debt prepayment and AIT costs, for the nine months ended September 30, 2012, net earnings and earnings per diluted share, were $158.5 million and $1.54 per share.

NINE MONTH SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment:

REVENUES
Nine Months Ended September 30,
($ in millions)
Segment	2012	2011	% Change
Commercial aircraft	$1,152.6	$951.9	21.1%
Consumables management	869.2	709.4	22.5%
Business jet	260.3	183.8	41.6%
Total	$2,282.1	$1,845.1	23.7%

OPERATING EARNINGS
Nine Months Ended September 30,
($ in millions)
Segment	2012	2011	% Change
Commercial aircraft	$202.7	$157.8	28.5%
Consumables management *	175.0	140.5	24.6%
Business jet	37.3	20.6	81.1%
Total	$415.0	$318.9	30.1%

* 2012 consumables management operating earnings adjusted to exclude AIT costs of $13.1 million

For the nine months ended September 30, 2012, CAS operating earnings of $202.7 million increased 28.5 percent as compared with the prior year period.  Operating margin of 17.6 percent expanded 100 basis points as compared with the prior year period due to leverage at the higher revenue level and ongoing operational efficiency initiatives.

For the nine months ended September 30, 2012, CMS operating earnings, adjusted to exclude AIT costs, were $175.0 million an increase of 24.6 percent as compared with the prior year period and adjusted operating margin was 20.1 percent, an increase of 30 basis points.  On a GAAP basis, to include AIT costs of $13.1 million, operating earnings were $161.9 million.

For the nine months ended September 30, 2012, BJS operating earnings of $37.3 million increased 81.1 percent as compared with the prior year period. Operating margin of 14.3 percent expanded 310 basis points, reflecting the 41.6 percent increase in revenues, an improved mix of revenues and ongoing operational improvements.

LIQUIDITY AND BALANCE SHEET METRICS

During the quarter the Company strengthened its balance sheet by issuing $800 million of senior unsecured notes due 2022, priced to yield 4.9 percent, and redeemed its $600 million issue of 8.5 percent senior unsecured notes due 2018.  In connection with the third quarter notes redemption, the Company recorded debt prepayment costs of $82.1 million or $0.56 per diluted share.

Free cash flow of $48.1 million in the current quarter reflects capital expenditures of $29.9 million and an approximate 19 percent increase in working capital to support the approximately 21 percent third quarter increase in revenues and the Company’s expectation for double-digit revenue growth over the next several years including deliveries of Boeing 737 modular lavatories, A350 galley systems and certain other supplier furnished equipment.  As of September 30, 2012, cash was $395 million, net debt, which represents total long term debt of $1.96 billion less cash, was $1.566 billion and the Company’s net debt-to-net capital ratio was 43 percent.

BOOKINGS/BACKLOG

Bookings during the third quarter of 2012 were approximately $800 million, an increase of approximately 21 percent as compared with the third quarter of 2011, and reflect a book-to-bill ratio of approximately 1.05 to 1.  Approximately 65 percent of bookings in the current quarter were driven by a higher level of demand for products to outfit new-buy aircraft.  Backlog at the end of the quarter was approximately $3.75 billion, while total backlog, both booked and awarded but unbooked, was approximately $8.25 billion, an increase of approximately 19 percent as compared with September 30, 2011.

During the quarter, the Company was awarded four major aircraft cabin interior programs.  The awards include: the Company’s first Boeing 777 LED lighting retrofit program for a major global airline; in an additional market share gain, a  Pinnacle® main cabin seating program for a successful narrow-body airline to outfit its approximately 30 new-buy aircraft and to retrofit approximately 70 aircraft; a super first class cabin program to outfit a major international Asian airline’s new-buy wide-body fleet; and a long-term agreement to manufacture cabin interior equipment for the new Bombardier Global 7000 and Global 8000 business jets.  These awards are initially valued at approximately $400 million.

OUTLOOK

Commenting on the Company’s outlook, Mr. Khoury stated, “We are raising our 2012 full year guidance to $2.82 per diluted share inclusive of AIT costs but exclusive of debt prepayment costs.  In addition, we have issued our full-year 2013 guidance of approximately $3.38 per diluted share, representing a year-over-year increase of approximately 20 percent.  Our total backlog, both booked and awarded but unbooked, of approximately $8.25 billion, our expectation for a 14 percent CAGR in wide-body aircraft deliveries over the next three years, our expectation of rapidly growing revenues from our supplier furnished equipment program deliveries, the expectation for continued growth in global passenger travel, and the attendant increases in capacity all provide a solid foundation for double-digit revenue growth for the next several years.”

The Company’s 2013 financial guidance is as follows:

•
The Company expects continued strong bookings in 2013 driven by the robust wide-body aircraft delivery outlook and bookings from prior SFE awarded programs, and expects to end the year with a book-to-bill ratio in excess of 1 to 1.

•	2013 revenues are expected to be approximately $3.35 billion or approximately 10 percent higher than expected 2012 revenues.

•
The Company expects 2013 earnings of approximately $3.38 per diluted share.  The EPS guidance of $3.38 per diluted share represents an increase of approximately 20 percent as compared with expected 2012 EPS of $2.82 per diluted share (2012 EPS of $2.82 adjusted to exclude debt prepayment costs).  The Company’s 2013 earnings per share guidance is inclusive of approximately $20 million of expected 2013 AIT costs.

•	2013 free cash flow conversion ratio is expected to be approximately 70 percent of net earnings.

Adjusted operating earnings, adjusted operating margin, CMS adjusted operating earnings, CMS adjusted operating margin, adjusted net earnings, adjusted net earnings per diluted share, free cash flow and free cash flow conversion ratio are presented in this press release; these are non-GAAP financial measures.  For more information see “Reconciliation of Non-GAAP Financial Measures.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading distributor of aerospace fasteners and consumables.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  The Company also provides cabin interior reconfiguration, program management and certification services.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

Revenues	$766.7	$636.0	$2,282.1	$1,845.1
Cost of sales	478.4	398.0	1,417.0	1,151.3
Selling, general and administrative	106.2	86.9	323.3	261.6
Research, development and engineering	47.8	39.0	139.9	113.3

Operating earnings	134.3	112.1	401.9	318.9

Operating earnings, as percentage of revenues	17.5%	17.6%	17.6%	17.3%

Interest expense	31.8	26.2	93.4	78.4

Debt prepayment costs	82.1	-	82.1	-

Earnings before income taxes	20.4	85.9	226.4	240.5

Income taxes	1.9	20.5	67.9	70.0

Net earnings	$18.5	$65.4	$158.5	$170.5

Net earnings per common share:
Basic	$0.18	$0.65	$1.55	$1.69
Diluted	$0.18	$0.64	$1.54	$1.67

Weighted average common shares:
Basic	102.1	101.0	102.0	100.9
Diluted	103.1	102.0	102.8	101.8

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	September 30,	December 31,
	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$395.2	$303.5
Accounts receivable	453.8	333.2
Inventories	1,775.8	1,480.4
Deferred income taxes	19.0	37.2
Other current assets	60.4	30.6
Total current assets	2,704.2	2,184.9
Long-term assets	2,293.4	1,652.4
	$4,997.6	$3,837.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$793.1	$580.0
Total long-term liabilities	2,129.6	1,384.7
Total stockholders' equity	2,074.9	1,872.6
	$4,997.6	$3,837.3

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	NINE MONTHS ENDED
	September 30,	September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$158.5	$170.5
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	54.1	45.9
Deferred income taxes	41.9	43.7
Non-cash compensation	18.8	19.4
Debt prepayment costs	82.1	-
Provision for doubtful accounts	2.9	1.1
Loss on disposal of property and equipment	1.5	0.5
Tax benefits realized from prior exercises of employee stock options and restricted stock	(3.0)	(23.5)
Changes in operating assets and liabilities:
Accounts receivable	(81.8)	(75.7)
Inventories	(195.1)	(101.2)
Other current assets and other assets	(28.0)	2.8
Accounts payable and accrued liabilities	151.0	140.5
Net cash provided by operating activities	202.9	224.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(83.3)	(45.5)
Acquisitions, net of cash acquired	(651.9)	(17.0)
Other	1.8	-
Net cash used in investing activities	(733.4)	(62.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	2.8	1.8
Purchase of treasury stock	(0.3)	-
Tax benefits realized from prior exercises of employee stock options and restricted stock	3.0	23.5
Borrowings on line of credit	215.0	30.0
Repayments on line of credit	(215.0)	(30.0)
Proceeds from long-term debt, inclusive of original issue premium	1,316.0	-
Debt prepayment costs	(71.7)	-
Debt origination costs	(30.1)	-
Principal payments on long-term debt	(600.4)	(0.5)
Net cash provided by financing activities	619.3	24.8

Effect of exchange rate changes on cash and cash equivalents	2.9	(0.1)

Net increase in cash and cash equivalents	91.7	186.2
Cash and cash equivalents, beginning of period	303.5	78.7
Cash and cash equivalents, end of period	$395.2	$264.9

B/E AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “adjusted operating earnings,” “adjusted operating margin,” “CMS adjusted operating earnings,” “CMS adjusted operating margin,” “adjusted net earnings,” “adjusted net earnings per diluted share,” “free cash flow,” and “free cash flow conversion ratio,” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (Exchange Act).

We define “adjusted net earnings” as net earnings as reported under GAAP before debt prepayment costs and AIT costs.  We define “adjusted net earnings per diluted share” as net earnings per diluted share as reported under GAAP before debt prepayment costs and AIT costs.  Also, we adjusted our 2012 earnings per share guidance to exclude debt prepayment costs.

We define “adjusted operating earnings” as operating earnings as reported under GAAP before AIT costs. “Adjusted operating margin” is adjusted operating earnings reflected as a percentage of revenue for the relevant period on a consolidated or segment basis.

We define “CMS adjusted operating earnings” as operating earnings before AIT costs. “CMS adjusted operating margin” is adjusted operating earnings reflected as a percentage of revenue for the relevant period on a segment basis.

We use adjusted operating earnings, adjusted operating margin, CMS adjusted operating earnings, CMS adjusted operating margin and adjusted earnings per diluted share to evaluate and assess the operational strength and performance of our business and of particular segments of our business. We believe these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the Company’s actual operating performance unaffected by the AIT costs associated with recent acquisitions and by the costs associated with our recent debt refinancing. These financial measures should not be viewed as a substitute for, or superior to, operating earnings, in the case of adjusted operating earnings, or net earnings, the most directly comparable GAAP measures, as a measure of the Company’s operating performance.

The Company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  The Company uses free cash flow to provide investors with an additional perspective on the Company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The Company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the Company’s net earnings.  The Company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow. These financial measures should not be viewed as a substitute for, or superior to, net cash flows provided by operating activities, the most directly comparable GAAP measure, as a measure of the Company’s liquidity or operating performance.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile adjusted net earnings, adjusted operating earnings, CMS adjusted operating earnings, and free cash flow to the most directly comparable GAAP financial measures:

RECONCILIATION OF NET EARNINGS PER DILUTED SHARE
TO ADJUSTED NET EARNINGS PER DILUTED SHARE
Excluding Debt Prepayment Costs
(In Millions, Except Per Share Data)

	Three	Nine
	Months Ended	Months Ended
	September 30,	September 30,
	2012	2012
Net earnings, as reported	$18.5	$158.5
Debt prepayment costs	82.1	82.1
Adjustment to income taxes for debt prepayment costs *	(24.6)	(24.6)
Adjusted net earnings	$76.0	$216.0
Adjusted diluted net earnings per common share	$0.74	$2.10

Diluted weighted average common shares	103.1	102.8

*Adjustments to income taxes on debt prepayment costs based on 2012 expected effective tax rate of ~30%

RECONCILIATION OF NET EARNINGS PER DILUTED SHARE
TO ADJUSTED NET EARNINGS PER DILUTED SHARE
Excluding Debt Prepayment Costs and AIT Costs
(In Millions, Except Per Share Data)

	Three	Nine
	Months Ended	Months Ended
	September 30,	September 30,
	2012	2012
Net earnings, as reported	$18.5	$158.5
Debt prepayment costs	82.1	82.1
Adjustment to income taxes for debt prepayment costs *	(24.6)	(24.6)
AIT costs	4.6	13.1
Adjustment to income taxes for AIT costs *	(1.4)	(3.9)
Adjusted net earnings	$79.2	$225.2
Adjusted diluted net earnings per common share	$0.77	$2.19

Diluted weighted average common shares	103.1	102.8

*Adjustments to income taxes on debt prepayment costs and AIT costs based on 2012 expected effective tax rate of ~30%

RECONCILIATION OF OPERATING EARNINGS
TO ADJUSTED OPERATING EARNINGS
(In Millions)
	Three	Nine
	Months Ended	Months Ended
	September 30,	September 30,
	2012	2012
Operating earnings	$134.3	$401.9
AIT costs	4.6	13.1
Adjusted operating earnings	$138.9	$415.0

RECONCILIATION OF CONSUMABLES MANAGEMENT SEGMENT
OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)
	Three	Nine
	Months Ended	Months Ended
	September 30,	September 30,
	2012	2012
Operating earnings	$54.6	$161.9
AIT costs	4.6	13.1
Adjusted operating earnings	$59.2	$175.0

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)
	Three	Nine
	Months Ended	Months Ended
	September 30,	September 30,
	2012	2012

Net cash flow provided by operating activities	$78.0	$202.9
Capital expenditures	(29.9)	(83.3)
Free cash flow	$48.1	$119.6